Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Second Quarter Fiscal 2021 and Recent Developments

-- Recorded Second Quarter Revenue of $21.1 Million --

-- Signed $28 Million in Business Orders and Ended the Quarter with a Backlog of $67 Million --

-- Initiated First Phase of Myford Expansion --

-- Increasing Revenue Guidance for Fiscal 2021 to $84 to $88 Million --

TUSTIN, Calif., December 2, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the second quarter and first six months of fiscal 2021, ended October 31, 2020.

Highlights Since July 31, 2020

“During the second quarter, we recorded strong revenues, expanded our customer base and project pipeline, and advanced the company’s expansion plans,” stated Nicholas Green, president and chief executive officer of Avid Bioservices. “Driven by growth in customer demand, the company achieved higher-than-expected revenues and margins, and generated operating cash flow and income from operations during the period. In consideration of these results combined with our substantial backlog and our visibility into customer demand, we are raising revenue guidance for fiscal 2021 from between $76 and $81 million to between $84 and $88 million.

“On the business development front, our team continues to execute, signing new business orders and project expansion orders with existing customers for $28 million during the quarter and increasing backlog to $67 million, our highest level since becoming a pure-play CDMO.

“With respect to operations, we have completed a comprehensive review of our options and have initiated a phased approach plan for expansion. Phase 1, which is currently underway, is focused on the streamlining of existing facilities. We are confident that this work will allow us to optimize capacity, increase revenue, minimize near-term expense, and best align our expansion with growth in customer demand.

“And finally, it is important to note that we continue to execute our business and achieve growth without interruption to our operations as a result of the COVID-19 pandemic. This resilience is due largely to the diligence and dedication of our employees. Despite these challenging times, Avid’s incredible workforce remains committed to excellence to ensure the highest quality product for our clients.”

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Financial Highlights and Guidance

•	The company is increasing revenue guidance for the full fiscal year 2021 from between $76 million and $81 million to between $84 million and $88 million.

•	Revenues for the second quarter of fiscal 2021 were $21.1 million, a 15% increase compared to revenues of $18.3 million recorded during the second quarter of fiscal 2020. The year-over-year increase in revenue was primarily attributable to the growth in the number and scope of in-process and/or completed manufacturing runs during the quarter. In addition, the increase in manufacturing revenues included the recognition of $1.7 million from changes in estimated variable revenue consideration as a result of completing performance obligations for certain projects during the quarter, therefore increasing revenue recognized for those projects during the period. For the first six months of fiscal 2021, revenues were $46.5 million, a 38% increase as compared to revenues of $33.6 million in the prior year period. The increase in revenues can be attributed to a $13.6 million increase in manufacturing revenues primarily due to an increase in the number and scope of in-process and/or completed manufacturing runs during the first six months of fiscal 2021, partially offset by a $0.7 million decrease in process development revenues.

•	As of October 31, 2020, revenue backlog was $67 million, an increase of 12% compared to $60 million at the end of the first quarter of fiscal 2021, and an increase of 3% compare to $65 million at the end of last fiscal year. The company expects to recognize the majority of this backlog over the next twelve months.

•	Gross margin for the second quarter of fiscal 2021 was 30%, a significant increase compared to a gross margin of 18% for the second quarter of fiscal 2020. The increase in gross margin for the 2021 quarter was primarily attributable to the growth in manufacturing revenues, including the $1.7 million in additional manufacturing revenue recognized, as previously discussed. Excluding the $1.7 million in additional variable revenue consideration, gross margin for the second quarter was approximately 24%. Gross margin for the first six months of fiscal 2021 was 32%, a significant increase compared to 13% in the prior year period. This increase was also primarily due to the growth in manufacturing revenues.

•	Selling, general and administrative expenses (“SG&A”) for the second quarter of fiscal 2021 were $4.2 million, an increase compared to $3.5 million recorded for the second quarter of fiscal 2020. The increase during the 2021 quarter was due primarily to increases in payroll related costs, including stock-based compensation. For the first six months of fiscal 2021, SG&A expenses were $8 million, consistent with $8 million for the prior year period.

•	For the second quarter of fiscal 2021, the company recorded a consolidated net income attributable to common stockholders of $0.8 million or $0.01 per basic and diluted share, as compared to a consolidated net loss attributable to common stockholders of $1.9 million or $0.03 per basic and diluted share, for the second quarter of fiscal 2020. For the first six months of fiscal 2021, the company recorded a consolidated net income attributable to common stockholders of $4.5 million or $0.08 per basic and diluted share, compared to a consolidated net loss attributable to common stockholders of $6.1 million or $0.11 per basic and diluted share, for fiscal 2020.

•	Avid reported $35.7 million in cash and cash equivalents as of October 31, 2020, an increase of $7.5 million compared to cash of $28.2 million at the end of the first quarter of fiscal 2021, and consistent with $36.3 million in cash as of the prior fiscal year ended April 30, 2020. The company also generated cash flows from operating activities of $8.1 million during the six months ended October 31. 2020.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

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Recent Corporate Developments

•	Signed orders for $28 million during the quarter with new and existing customers, driving Avid’s backlog to its highest level since transitioning to a dedicated CDMO.

•	Developed plans for a two-phased expansion of our Myford facility. The first phase, which has commenced, expands the production capacity of our existing Myford North facility by adding a second downstream processing suite. The second phase, the timing of which will be dictated by revenue growth and projected customer demand, will further expand capacity through the build out of a second manufacturing train, including both upstream and downstream processing suites within Myford South.

The company estimates the first phase will take approximately 12 to 15 months to complete at an estimated cost of approximately $15 million and may increase the company’s annual revenue generating capacity by up to $50 million, bringing the combined annual revenue generating capacity of our Franklin and Myford North facilities to up to $170 million.

Conference Call

Avid will host a conference call and webcast this afternoon, December 2, 2020, at 4:30 PM EST (1:30 PM PST).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: https://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development,  CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 27 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization.  The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com.

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the ongoing COVID-19 pandemic will adversely affect our or our customers’ business and operations, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that the company may experience technical difficulties in completing client projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, the risk that the company may need to raise additional capital to fund its contemplated expansion plans, and the risk that the commencement and/or completion of the planned expansions may be delayed or may cost more than anticipated. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2020, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive INCOME (loss)

(Unaudited) (In thousands, except per share information)

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
Revenues	$21,064	$18,313	$46,456	$33,567
Cost of revenues	14,646	14,953	31,494	29,121
Gross profit	6,418	3,360	14,962	4,446

Operating expenses:
Selling, general and administrative	4,166	3,534	7,991	7,993
Loss on lease termination	–	355	–	355
Total operating expenses	4,166	3,889	7,991	8,348

Operating income (loss)	2,252	(529)	6,971	(3,902)
Interest and other income, net	32	99	43	308
Net income (loss)	$2,284	$(430)	$7,014	$(3,594)

Comprehensive income (loss)	$2,284	$(430)	$7,014	$(3,594)

Series E preferred stock accumulated dividends	(1,442)	(1,442)	(2,523)	(2,523)

Net income (loss) attributable to common stockholders	$842	$(1,872)	$4,491	$(6,117)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.03)	$0.08	$(0.11)
Diluted	$0.01	$(0.03)	$0.08	$(0.11)

Weighted average common shares outstanding:
Basic	56,660	56,253	56,592	56,210
Diluted	57,248	56,253	57,073	56,210

- Continued -

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avid bioservices, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except par value)

	October 31, 2020	April 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$35,664	$36,262
Accounts receivable	11,568	8,606
Contract assets	5,343	3,300
Inventory	9,723	10,883
Prepaid expenses	828	712
Total current assets	63,126	59,763
Property and equipment, net	30,232	27,105
Operating lease right-of-use assets	19,408	20,100
Restricted cash	350	350
Other assets	479	302
Total assets	$113,595	$107,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,654	$5,926
Accrued payroll and related costs	4,850	3,019
Contract liabilities	31,450	29,120
Current portion of operating lease liabilities	1,326	1,228
Note payable	–	4,379
Other current liabilities	379	808
Total current liabilities	43,659	44,480

Operating lease liabilities, less current portion	20,550	21,244
Total liabilities	64,209	65,724

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; 1,648 shares issued and outstanding at October 31, 2020 and April 30, 2020, respectively	2	2
Common stock, $0.001 par value; 150,000 shares authorized; 56,722 and 56,483 shares issued and outstanding at October 31, 2020 and April 30, 2020, respectively	57	56
Additional paid-in capital	613,384	612,909
Accumulated deficit	(564,057)	(571,071)
Total stockholders’ equity	49,386	41,896
Total liabilities and stockholders’ equity	$113,595	$107,620

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